Exhibit 99.1

Mosys Strengthens Board of Directors

Independent Directors Tommy Eng, Chi-Ping Hsu and Jim Kupec

bring significant industry and management expertise

Sunnyvale, CA-August 12, 2004 — MoSys, Inc., (NASDAQ: MOSY) the industry’s leading provider of advanced high density embedded memory solutions, today announced the appointment of three new independent members to its Board of Directors.

Tommy Eng joins the board with over 20 years of corporate management, engineering management, software/hardware design and entrepreneurial experience in system/IC design and Electronic Design Automation (EDA) to the Board of Directors. Most recently, Mr. Eng was a founder of Tera Systems, a privately held EDA company as well as serving as its vice chairman, president and CEO. Previously, Mr. Eng served as the General Manager of Mentor Graphics’ Advanced IC Design Automation and Design Consultation division.  Mr. Eng also serves on the board of directors of Focus Enhancements, Inc. (NASDAQ: FCSE), a public semiconductor company providing advanced, proprietary video technology for the computer and television industries.

Chi-Ping Hsu, an accomplished EDA executive with over twenty years of experience, has also joined the MoSys Board of Directors. Dr. Hsu is currently a Vice President at Cadence Design Systems (NYSE:CDN) in charge of the company’s synthesis product line. Previously, Dr. Hsu served as president and Chief Operating Officer of Get2Chip, a supplier of high performance system-on-chip (SOC) synthesis, which was acquired by Cadence.

Also, Jim Kupec has joined the MoSys Board of Directors. Mr. Kupec is the President of the JDK Group, a semiconductor consultancy firm that he founded which leverages his 25 years of semiconductor industry experience for the benefit of his clients. Previously, Mr. Kupec served as CEO of Ammocore, a privately held EDA company. Prior to that, Mr. Kupec was President of UMC (USA), the U. S. subsidiary of the wafer foundry United Microelectronics Corporation and he served for fourteen year in senior management positions at Cypress Semiconductor, last serving as Senior Vice President where he directed the activities of four major product groups.

“We are pleased to have industry veterans with such rich experience join the MoSys Board of Directors,” said MoSys president, chairman and CEO Fu-Chieh Hsu. “They each have impressive backgrounds of leadership and accomplishments in diverse technology companies, which will be extremely beneficial to MoSys. They bring valuable perspectives to our Board as outside directors, and I look forward to their contributions.”

Eng, Hsu, and Kupec join current Board members Fu-Chieh Hsu, Wing Leung, and Carl E. Berg.

ABOUT MOSYS

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys’ patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 75 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 1020 Stewart Drive, Sunnyvale, California 94085. More information is available on MoSys’ website at http://www.mosys.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM technology.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products such as the Nintendo GAMECUBE and cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers, the impact of the Company’s recent acquisition of ATMOS Corporation on future operating results and operations of the Company and other risks identified in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.  MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

1T-SRAM® is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.